Exhibit 99.1

GAPSHARE 401(K) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2010 and 2009	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2010	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Part IV, Line 4: - Schedule of Assets (Held at End of Year) as of December 31, 2010	9-10

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the GapShare 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the GapShare 401(k) Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 27, 2011

GAPSHARE 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2010 AND 2009

	2010	2009
Participant-Directed Investments, at fair value:
Mutual funds	$625,392,757	$505,786,174
Collective trust funds	44,738,933	43,946,595
The Gap, Inc. common stock fund	69,566,630	71,719,418

Total investments at fair value	739,698,320	621,452,187

Receivables:
Participant contributions	520,089	523,554
Employer contributions	423,921	425,822
Participant notes receivable	28,140,124	22,685,565

Total receivables	29,084,134	23,634,941

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	768,782,454	645,087,128
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,617,053)	(1,319,705)

NET ASSETS AVAILABLE FOR BENEFITS	$767,165,401	$643,767,423

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2010

2010
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Net appreciation in fair value of mutual funds	$74,620,768
Net appreciation in fair value of The Gap, Inc. common stock fund	3,747,455
Dividends and interest	14,110,597

Total investment income	92,478,820

Contributions:
Employer	35,833,177
Participants	58,333,756

Total contributions	94,166,933

Total additions	186,645,753

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	61,331,028
Transfer of assets to another plan	1,673,834
Administrative expenses and other	242,913

Total deductions	63,247,775

INCREASE IN NET ASSETS	123,397,978
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	643,767,423

End of year	$767,165,401

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 and 2009

1.	DESCRIPTION OF PLAN

General – The GapShare 401(k) Plan (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their eligible compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information. The Plan is subject to the provisions of the Employee Retirement Income Act of 1974 (“ERISA”).

The Plan qualifies under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and credited with at least 1000 hours of service to the Company during the 12-consecutive month period beginning on the employee’s date of hire by the Company or during any calendar year beginning after the employee’s date of hire.

Plan assets in the amount of $1,673,834 for Puerto Rico participants were transferred to a new plan on December 15, 2010.

Contributions - The minimum level of participant contributions is 1% of base salary. Total pre-tax and Roth contributions may not exceed a maximum of 30% of total eligible compensation. Total after-tax contributions may not exceed a maximum of 21% of total eligible compensation. Total pre-tax, Roth and after-tax contributions cannot exceed 51% of total eligible compensation. The maximum allowable pre-tax and Roth 401(k) contributions qualifying for deferral for individual income tax purposes was $16,500 for the years ended December 31, 2010 and 2009. The maximum compensation allowable for Plan allocation purposes was $245,000 for the years ended December 31, 2010 and 2009.

Participants attaining age 50 before the close of the calendar year and eligible to make tax-deferred contributions are allowed to make catch-up contributions not exceeding $5,500 for the plan year ended December 31, 2010.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2010, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $49,000 for the years ended December 31, 2010 and 2009. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper – Wells Fargo & Company (“Wells Fargo”) acquirer of Wachovia Bank N.A. (“Wachovia”) served as trustee and record keeper from January 1, 2009 to June 30, 2009. T. Rowe Price served as trustee and record keeper from July 1, 2009 to December 31, 2010.

Investment Options – At December 31, 2010, the Plan’s assets were invested in a number of registered investment funds, one collective trust, and the Plan Sponsor’s common stock at T. Rowe Price.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. At December 31, 2010 and 2009, the Plan held 4,639,074 shares (market value of $15 per share) and 5,051,375 shares (market value of $14.20 per share), respectively, of the Plan Sponsor’s common stock.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $50, participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum amount participants may borrow is $1,000. Loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2010, there were 11,996 such loans, with interest rates ranging from 4.25% to 10.5%, maturing from 2011 to 2025. As of December 31, 2009, there were 7,250 such loans, with interest rates ranging from 4.25% to 10.5%, maturing from 2010 to 2024.

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Automatic Enrollment - The Plan provides for automatic enrollment. Eligible employees become automatically enrolled in the Plan at a pre-tax contribution rate of 2% of eligible compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to an age-based T. Rowe Price Retirement Fund (based on the year the participant turns age 65) unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of 70 1/2. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses – Prior to June 30, 2009, each account is charged the same dollar amount of fees on a quarterly basis to allocate the Plan’s administrative expenses to participant accounts with a market value over $200. Starting July 1, 2009 with the change in trustee and record keeper from Wells Fargo to T. Rowe Price, each participant account is now charged asset-based investment-related fees and expenses for the investment funds held in their account. The fees and expenses vary by fund.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America “(GAAP”).

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan utilizes various investment instruments including mutual funds, the Company’s common stock, and investment contracts. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Shares of mutual funds and The Gap, Inc. common stock are valued at quoted market prices, which represent the net asset value (“NAV”) of shares held by the Plan at year end. The collective trust funds include the T. Rowe Price Stable Value Fund Schedule B, which is valued at the fair value of the underlying investments and then adjusted by the issuer to contract value.

The T. Rowe Price Stable Value Fund Schedule B is a stable value fund comprised of guaranteed investment contracts, synthetic investment contracts, and money market funds. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Purchases and sales of mutual funds and collective funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits – Benefit payments to participants are recorded upon distribution.

Recent Accounting Pronouncements – In January 2010, the Financial Accounting Standards Board (“FASB”) issued new guidance to amend and clarify existing guidance related to fair value measurements and disclosures. This guidance adds new requirements for disclosures related to transfers into and out of Level 1 and Level 2 and requires separate disclosure of purchases, sales, issuances, and settlements related to Level 3 measurements. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques used to measure fair value. Plan Management adopted the provisions of this accounting standards update effective December 31, 2010, except for the requirement to disclose purchases, sales, issuances, and settlements related to Level 3 measurements, which we will adopt in 2011.

In September 2010, the FASB issued new accounting guidance which requires that participant loans be classified as notes receivable rather than a plan investment and measured at unpaid principal balance plus accrued but unpaid interest rather than fair value. The Plan retrospectively adopted the new accounting guidance in 2010. The adoption did not have a material effect on the Plan’s financial statements.

3.	FAIR VALUE MEASUREMENTS

The Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009 are as follows:

	Fair Value Measurements at December 31, 2010 Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total
The Gap, Inc. common stock fund	$69,566,630	$		$		$69,566,630

Mutual Funds:
Balanced funds	527,374,422					527,374,422
Equity funds	61,293,691					61,293,691
Fixed income funds	16,873,748					16,873,748
International equity funds	19,850,896					19,850,896

Total Mutual Funds	625,392,757					625,392,757

Collective trust fund			44,738,933			44,738,933

Total	$694,959,387		$44,738,933		$—	$739,698,320

	Fair Value Measurements at December 31, 2009 Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total
The Gap, Inc. common stock fund	$71,719,418	$		$		$71,719,418

Mutual Funds:
Balanced funds	438,002,616					438,002,616
Equity funds	39,153,377					39,153,377
Fixed income funds	12,360,316					12,360,316
International equity funds	16,269,865					16,269,865

Total Mutual Funds	505,786,174					505,786,174

Collective trust fund			43,946,595			43,946,595

Total	$577,505,592		$43,946,595		$—	$621,452,187

Participant and Company contributions are allocated to the funds as elected by the participant. In addition, participants may transfer accumulated account balances between funds at any time and these transfers may generate exchanges between Level 1 and Level 2 investments. The Plan’s policy is to recognize significant transfers between levels at the end of the reporting period. No significant transfers between Level 1, Level 2, and Level 3 investments were made during the year. As discussed in Note 2, the fair value of the Plan’s investment balances in Company common stock and mutual funds are determined based on quoted market prices while the Plan’s investment balance in the collective trust fund is determined based on its contract value.

As a result of adopting new guidance, participant loans have been reclassified from Level 3 investments to participant notes receivables.

4.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2010 and 2009 are as follows:

	2010	2009
T. Rowe Price Retirement 2025 Fund, 5,572,768 and 5,386,111 shares, respectively	$67,096,132	$57,146,633
T. Rowe Price Retirement 2035 Fund, 9,387,225 and 9,114,339 shares, respectively	114,805,766	97,067,708
T. Rowe Price Retirement 2045 Fund, 5,542,407 and 4,948,160 shares, respectively	64,347,345	49,976,420
T. Rowe Price Retirement 2030 Fund, 5,673,559 and 5,515,895 shares, respectively	98,039,096	83,400,328
T. Rowe Price Retirement 2040 Fund, 5,108,004 and 4,781,578 shares, respectively	88,981,431	72,440,913
T. Rowe Price Stable Value Fund Schedule B, 43,121,880 and 42,626,890 shares, respectively (a)	44,738,933	43,946,595
The Gap, Inc. Common Stock, 4,639,074 and 5,051,375 shares, respectively	69,566,630	71,719,418
T. Rowe Price Retirement 2020 Fund, 2,272,153 shares		33,173,431
Harbor Capital Appreciation Fund, 219,791 shares		7,184,961
T. Rowe Price New Horizons Fund, 228,459 shares		5,843,993
PIMCO Total Return Fund, 1,144,474 shares		12,360,316
American Europacific Growth Fund, 431,333 shares		16,269,865
Neuberger Berman Genesis Fund, 283,252 shares		11,117,623

(a)	The contract value of T. Rowe Price Stable Value Fund Schedule B is $43,121,880 and $42,626,890 as of December 31, 2010 and 2009, respectively, in which the adjustment from fair value to contract value was calculated based on the Plan’s proportionate share of ownership in the collective trust funds.

5.	COLLECTIVE TRUST FUNDS

T. Rowe Price Trust Company operates a collective trust fund referred to as the Stable Value Fund (the “Fund”). The beneficial interest of each investor is represented by units which are issued and redeemed daily at the Fund’s constant NAV of $1 per unit. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the Fund’s policy to use its best efforts to maintain a stable NAV of $1 per unit although there is no guarantee that the Fund will be able to maintain this value.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value, as described in the following paragraphs. Plan management believes that the occurrence of events that would cause the Fund to transact at less than contract value is not probable.

Restrictions on the Plan – Trust units are issued and redeemed only on a valuation date and at the net asset value per unit computed on that date. Trust units may be redeemed on a daily basis to meet benefit payments and other participant-initiated withdrawals permitted by the Plan. Under the terms of the Fund’s Declaration of Trust, Fund investees are required to provide either 12- or 30- month advance written notice to the Fund’s trustee prior to redemption of trust units; the notice period may be shortened or waived by the Fund’s trustee in its sole discretion.

Circumstances that Affect the Fund – The Fund invests in guaranteed investment contracts, synthetic investment contracts and money market funds. In addition, the Fund enters into “wrapper” contracts issued by third parties. A wrap contract is an agreement by another party, such as a bank or insurance company to make payments to the Fund under certain circumstances. Wrap contracts are designed to allow a stable value portfolio to maintain a constant NAV and protect the portfolio in extreme circumstances.

The existence of certain conditions can limit the Fund’s ability to transact at contract value with the issuers of its investment contracts. Specifically, any event outside the normal operation of the Fund that causes a withdrawal from an investment contract may result in a negative market value adjustment with respect to such withdrawal. Examples of such events include, but are not limited to, partial or complete legal termination of the Fund or a unitholder, tax disqualification of the Fund or a unitholder, and certain Fund amendments if issuers’ consent is not obtained. In the event that wrap contracts fail to perform as intended, the Fund’s NAV may decline if the market value of the underlying assets decline. The Fund’s ability to receive amounts due pursuant to these wrap contracts is dependent on the third-party issuer’s ability to meet their financial obligations. The wrap issuer’s ability to meet its contractual obligations under the wrap contracts may be affected by future economic and regulatory developments.

6.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service (“IRS”) dated May 14, 2008 (reflecting amendments made to the Plan through December 28, 2006), stating that the Plan is qualified under Section 401(a) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes.

7.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

8.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of collective trust funds managed by T. Rowe Price. T. Rowe Price is the Trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2010, plan administrative expenses of $242,913 were paid to T. Rowe Price.

At December 31, 2010 and 2009, the Plan held 4,639,074 and 5,051,375 shares, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $65,734,956 and $48,106,827, respectively. During the year ended December 31, 2010, the Plan recorded dividend income from The Gap, Inc. common stock of $1,251,111.

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	Year Ended December 31,

	2010	2009
Net assets available for benefits per financial statements	$767,165,401	$643,767,423
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,617,053	1,319,705
Less: Deemed distributed loans	(1,381,574)	(1,602,629)

Net assets available for benefits per Form 5500	$767,400,880	$643,484,499

Participant notes receivable per financial statements	$28,140,124	$22,685,565
Less: Interest receivable	—	(16,878)
Less: Deemed distributed loans	(1,381,574)	(1,602,629)

Participant loans per Form 5500	$26,758,550	$21,066,058

	Year Ended December 31,

	2010	2009
Total deductions per financial statements	$63,247,775	$65,594,543

Add: Deemed distributions	—	261,347

Less: Loan balances paid by distributions	—	(2,749,355)
Transfer of assets to another plan	(1,673,834)	—
Deemed distributions	(221,054)	—

Total deductions per Form 5500	$61,352,887	$63,106,535

* * * * * *

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: - SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2010

Identity of Issuer or Borrower	Description of Investment	Fair Value **
Mutual funds:
Harbor Capital Appreciation Fund	Mutual Fund 259,136 shares	$9,419,587
T. Rowe Price Retirement 2010 Fund	Mutual Fund 518,763 shares	7,957,827
T. Rowe Price Retirement 2020 Fund	Mutual Fund 2,320,114 shares	38,142,670
T. Rowe Price Retirement 2030 Fund	Mutual Fund 5,673,559 shares	98,039,096
T. Rowe Price Retirement 2040 Fund	Mutual Fund 5,108,004 shares	88,981,431
T. Rowe Price Retirement 2055 Fund	Mutual Fund 214,118 shares	2,061,954
T. Rowe Price Retirement 2050 Fund	Mutual Fund 2,512,251 shares	24,469,328
T. Rowe Price Retirement 2045 Fund	Mutual Fund 5,542,407 shares	64,347,345
T. Rowe Price Retirement 2035 Fund	Mutual Fund 9,387,225 shares	114,805,766
T. Rowe Price Retirement 2025 Fund	Mutual Fund 5,572,768 shares	67,096,132
T. Rowe Price Retirement 2015 Fund	Mutual Fund 1,622,017 shares	19,285,784
T. Rowe Price Retirement 2005 Fund	Mutual Fund 192,865 shares	2,187,089
T. Rowe Price Retirement Income Fund	Mutual Fund 96,218 shares	1,261,420
Vanguard Institutional Index Fund	Mutual Fund 94,827 shares	10,906,096
NB Socially Responsive Trust	Mutual Fund 150,741 shares	2,630,423
Small-Cap Value Fund	Mutual Fund 136,795 shares	4,942,397
Vanguard Value Index Signal Fund	Mutual Fund 181,330 shares	3,922,158
Neuberger Berman Genesis Trust	Mutual Fund 341,627 shares	16,275,124
PIMCO Total Return Fund	Mutual Fund 1,555,184 shares	16,873,748
American Europacific Growth Fund	Mutual Fund 487,977 shares	19,850,896
T. Rowe Price New Horizons Fund	Mutual Fund 356,419 shares	11,936,486

Total mutual funds		625,392,757

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: - SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2010 (continued)

Identity of Issuer or Borrower	Description of Investment	Fair Value**
Collective trust funds:
T. Rowe Price Stable Value Fund Schedule B *	Collective trust 43,121,880 shares	44,738,933
The Gap, Inc. Common Stock Fund*	Common Stock 4,639,074 shares	69,566,630

TOTAL		$739,698,320

*	- Represents party-in-interest transaction.
**	- Cost information is not required for participant-directed investments, and therefore is not included.